Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Memorial Production Partners GP LLC and

Unitholders of Memorial Production Partners LP:

We consent to the incorporation by reference in the registration statement on Form S–4 of Memorial Production Partners LP of (i) our report dated April 21, 2015, with respect to the supplemental consolidated and combined balance sheets of Memorial Production Partners LP as of December 31, 2014 and 2013, and the related supplemental consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Current Report on Form 8-K dated April 21, 2015 and (ii) our report dated February 26, 2015 on the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2014, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of the registration statement.

As discussed in Note 1 to the supplemental consolidated and combined financial statements appearing in the Current Report on Form 8-K dated April 21, 2015, the balance sheets, and the related statements of operations, equity and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Houston, Texas

April 21, 2015